Exhibit 99.1

Express Announces Departure of CFO Perry Pericleous

And Appoints President & COO Matthew Moellering Interim CFO.

Columbus, Ohio — October 19, 2021 — Fashion apparel retailer Express, Inc. (NYSE: EXPR) today announced the departure of the Company’s Senior Vice President, Chief Financial Officer and Treasurer, Perry Pericleous, effective November 12, 2021. Mr. Pericleous is leaving the Company to pursue another opportunity.

The Company has begun a search for a new Chief Financial Officer, and President & Chief Operating Officer Matthew Moellering will serve as Acting Chief Financial Officer in the interim, along with his existing responsibilities. Mr. Moellering has served as the Company’s President and Chief Operating Officer since September 2019. He also served as Interim President and Interim Chief Executive Officer from January 2019 to June 2019, and was the Company’s Chief Financial Officer and Treasurer from 2007 to 2011. Mr. Pericleous, who reports directly to Mr. Moellering, will continue to work closely with Matt over the next month to ensure a smooth transition.

“I want to thank Perry for his many years of service to Express, his support in helping to advance the EXPRESSway Forward strategy, and the important role he played in partnership with Matt to strengthen the Company’s liquidity position and secure the financial health of the Company throughout the pandemic,” said Tim Baxter, Chief Executive Officer.

About Express, Inc.

Express is a modern, versatile, dual gender apparel and accessories brand that helps people get dressed for every day and any occasion. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has always been a brand of the now, offering some of the most important and enduring fashion trends. Express aims to Create Confidence & Inspire Self-Expression through a design & merchandising view that brings forward The Best of Now for Real Life Versatility.

The Company operates over 500 retail and factory outlet stores in the United States and Puerto Rico, as well as an online store. Express, Inc. is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

Investor Contact

Greg Johnson

gjohnson@express.com

(614) 474-4890

Source: Express, Inc.